Exhibit 99.1

April 15, 2005

Dear Stockholder:

I am so pleased to have the opportunity to communicate with you once again. Since we met last year in May, our company has continued to take key steps to become the preeminent developer of independent negative power systems and to advance our growth throughout the energy industry. Today, we are now actively developing our Virtual “Negawatt” Power Systems in Chicago, Denver and St. Lake City and have taken steps to begin the development of a system in Ontario, Canada. We entered 2005, with VNPP arrangements that include some of the true leaders in the electric utility industry such as ComEd in Chicago, Xcel in Denver, Pacificorp in St. Lake City and Enersource in Ontario, Canada. While we were crafting these initial utility arrangements, we also experienced the movement of several laws and utility regulations promoting/requiring utilities to integrate demand response systems into their long-term resource plans. Favorable laws and rulemaking were passed in states like Pennsylvania and are proposed in areas including California, Illinois, New England, New Mexico, New York and Ontario, Canada. I think it is safe to say that the industry’s use of demand response as a critical element of their resource plans is here to stay!

With these industry shifts, came our need to grow our platform and accelerate our ability to technologically aggregate and control customer demand. That is why we negotiated the acquisition of Maximum Performance Group (MPG) in March of this year, 2005. MPG is a leading provider of web-based, real-time energy asset management solutions designed to improve operating efficiencies associated with energy and facilities management with a focus on commercial and industrial air conditioning systems.

Our Acquisition of MPG – The Right Combination at the Right Time

By adding MPG to our enterprise and to our core lighting technology, we double our available marketplace, expand our base of existing customers, triple the reach of our offices and should accelerate our VNPP load aggregation and its corresponding, long-term energy revenues. In the near term, we expect to close our acquisition of MPG and begin the process of integrating their technology and operations into Electric City over this Summer, 2005. As I mentioned above, MPG brings to our EnergySaver lighting controller, their eMac air conditioning controller. Like our EnergySaver, their eMac system is proven with over 3,000 successful installations. Like our EnergySaver, their eMac is targeted at large-scale, multi-site commercial, industrial and government customers. Like our EnergySaver for lighting, their eMac reduces energy used in air conditioning in a transparent manner — having no noticeable impact on facility use and end users. We target the same market with completely complementary technologies which both provide attractive returns on investment to customers and to utilities.

Like Electric City, MPG has methodically grown its business one customer at a time as they improved their technology and underlying business plan. Like Electric City, MPG has grown a large base of sophisticated customers and investors. MPG’s systems serve clients such as AECOM Energy, a

DMJM+HARRIS affiliate, Citibank, Duane Reed, Syms, P.C. Richard & Son, PETCO and York International. MPG’s investors include Cinergy (also an investor in Electric City), Enterprise Partners and Nth Power – one of the leading power tech venture funds whose investors include over 14 leading utilities. Since MPG is based in College Point, New York and has offices in San Diego, California, Electric City will now have regional headquarters located in the three leading U.S. markets – Chicago, New York and California. Following acquisition of MPG, Electric City will remain headquartered in the Chicago area at our Elk Grove Village, Illinois office.

While we had to become convinced that MPG fit our growth model, MPG had to become convinced that it made sense to tie their growth to our enterprise. That means that MPG’s management and its very sophisticated investors like Nth Power, Enterprise Partners and Cinergy all had to agree to our acquisition plan. Consider the comments made by Len Pisano upon announcing our acquisition of MPG:

“We are very pleased with our plan to join the Electric City family,” added Len Pisano, President and CEO of Maximum Performance Group. “While we have grown our business steadily over the past few years and have significantly expanded our customer/installation base, joining ELC and expanding our technologies growth through ELC’s Virtual “Negawatt” Power Plan simply made perfect sense. ELC has been the leader in lighting control, while we have led the market with HVAC control. While we have investigated combinations with other entities, we determined Electric City was the best positioned to become the platform company in the power technology space.”

Their decision to be acquired by Electric City follows yet another thorough examination of our business plan by well informed, experienced strategic investors and is a representation of great confidence in our plan. Electric City and MPG share a similar growth history in that we have kept our heads down and simply continued to improve our technologies, expand our customer base and begin to move into scalable utility programs. MPG will bring a boost to our current operating revenues and the addition of key sales and engineering personnel, while both of our core groups – lighting and HVAC – will be significantly expanded by our VNPP programs. Given the base of VNPP contracts we enjoy, we are confident the time was right to expand our portfolio, staff and overall operations with MPG. Following this acquisition, Electric City will be the only company who is developing large-scale demand response systems with simple, proven, transparent, measurable and dispatchable add-on savings technologies for lighting and air conditioning.

The Fallout of the August, 2003 Blackout is Still Creating Fundamental Change Throughout the Utility Industry – Growth in Demand Response Bidding, Trading and Requirements

Convergence of Rising Fuel Costs, Rising Electricity Costs and Growing Demand

At our last two Annual Meetings, we discussed at length the opportunities and challenges created for Electric City and our customers as a result of the blackout on August 14th, 2003. An event in which over 50 million customers lost power in 9 seconds and over $6 billion was lost in business interruption and damages! This event shook the foundation of the energy industry and led political leaders and regulators to call for change. When we met last year, we were still digesting the extent of the outage and its impact on the industry. While we suspected it would lead to significant change throughout the industry and opportunity for Electric City, we could not fully appreciate the fundamental shift that has taken place since that time.

In the past year, we have seen rapid acceptance and integration of our VNPP (the generic term is “demand response”) as a key element of any utility’s long-term resource plan and any state’s green energy plan. We have seen laws adopted, laws considered and rules proposed mandating the growth of demand response across North America. Our team has been active in many of these processes with a simple goal to continue the growth of our utility based systems and to gain open access to the energy markets in the highest cost regions. While we have seen favorable rulemaking accelerate across the industry, we have also seen continuous increases in the cost of oil, gas and natural gas, leading to regular increases in the cost of electricity. In fact, most major U.S. utilities are contemplating or in the process of proposing rate increases that average 10% across the board. While the cost of fuel has continued to rise, increasing the cost of the gasoline to drive our cars and electricity to power our homes and businesses, demand continues to rise as well. Therefore, we believe the climate for our growth continues to improve due to a convergence of several factors.

Factors Converging to Drive the Need for Demand Response and Energy Savings:

•	Rising Cost of Oil – Rising Cost of Gasoline at the Pump

•	Rising Cost of Natural Gas – the Fuel Used in Peak Power Production

•	Continuously Growing Demand for Electricity

•	Continued Population Growth

•	Growing Call for “Green Energy”

•	Increased Emissions Controls on Coal Plant Owners

•	Increase in Successful Experience of Demand Response Technology and System Development – Electric City

•	Customer Acceptance of Automatic, Transparent Demand Response Systems – Electric City

While it has been a long time coming we believe market forces are finally ripe for the growth in our development of VNPP and our sale of energy efficiency systems!

While the market is finally ripe, the energy industry remains a very traditional sector and therefore a very difficult industry to penetrate. We have come a long way with record customer acceptance levels and a record level of initial megawatts of VNPP under contract. However, we have a great deal more work to do.

Why Are We Finally Seeing Laws and Regulations Mandating Demand Response?

As we have noted before, the blackout of August, 2003 showed all of us and the energy industry, that what we have been saying for the past three years is very true – that is, our entire energy infrastructure is under great strain due to the combination of aging equipment, growing population and growing peak demand. All three of which get worse each year. All three of which create a constantly deteriorating load factor across the industry placing increased pressure on the grid and resulting in poor capital utilization. Reviewing the graphical description of the U.S. annual electricity load curve below, one can readily see the load factor is getting peakier and peakier – leading to an inefficient and upside down capital structure. The blackout opened the eyes of our community, regulators, elected officials and industry leadership to this reality. The follow up from these stakeholders resulted in energy task force reviews by DOE, the Government of Canada and almost every state in the U.S. And, importantly, most of these studies have cited demand response as a necessary and critical part of the long term solution to the problems facing the industry. Today, we are beginning to see the fruits of our participation in all of this review, with the first laws and regulations.

Since the blackout of August 2003, the industry has seen a renewed push for the development of demand response systems. This trend has been led by FERC (Federal Energy Regulatory Commission) and followed by state regulators as they looked for new ways to approach peak demand and possibly avoid similar blackouts in the future. The Joint US/Canadian Task Force Report on the August 14th blackout noted that if the region had 2,000 megawatts of controllable demand response (not customer voluntary participation systems which are not immediately callable) available to it on that day, much of the outage could have been avoided. This comment is recognition of the fact that scalable demand response not only has value within a larger wholesale trading market, but also provides direct value to the transmission and distribution grid.

Since those original reviews and studies, state regulators and lawmakers have taken their recommendations and began to put them into definitive rulemaking. While this process has taken some time, several steps have been taken that we believe will lead to the growth of demand response and to the growth of our VNPP systems for years to come.

Electric City’s Key Accomplishments, Historic Laws and Regulations Come to Fruition:

•	Electric City and Pacificorp Sign Long-Term Contract to Develop Largest Actively Managed Curtailment System in Western U.S. – 27 Megawatts

•	Utah Public Utility Commission Approves Electric City’s Curtailment System and Contract

•	Xcel Announces RFP Process for Additional Demand Response Capacity

•	State of Pennsylvania Adopts A Renewable Portfolio Standard Requiring Growth of Demand Response – A law requiring up to 1,500 Megawatts of Demand Response to be purchased over the next 15 years.

•	Governor of New Mexico Unveils Green Energy Plan Which Includes Mandate for Efficiency and Demand Response

•	Illinois Commerce Commission Set to Adopt Sustainable Energy Plan Which Includes Mandate for Efficiency and Demand Response

•	Electric City and ComEd Sign Memorandum of Understanding with Plan to Expand VNPP to 100 Megawatts

•	Home Depot, Galyans, Heinz, Dean Foods, Westfield Shopping Malls and Others Agree to Participate in Electric City’s VNPP Developments

•	Electric City Selected to Provide Demand Response to Xcel Energy in Denver

•	Electric City and Enersource Sign MOU to Co-Develop Up to a 300 Megawatt VNPP in Ontario, Canada

The Developments Which Occurred in the Past Year Are Opening the Eyes of Utilities and Regulators, Across the Industry

For the past several years as technology has evolved from developers like Electric City, the market for demand response has been building. A handful of enlightened utilities began the process of integrating competitive, dispatchable, measurable and verifiable demand response into their long-term resource plans. Since the blackout of August 14, 2003, a revolution has occurred throughout the energy industry promoting a dramatic expansion of demand response. This push has been led by FERC, leading ISOs, state regulators, leading utilities, research consortiums and leading developers including Electric City.

Demand response is becoming an integral part of the energy industry because the industry must address the challenges created by its ever-growing peak demand and deteriorating load factor. The growing peak leads to strain on capital investment in transmission, distribution and peaking plants that go unused 90% of the time, resulting in extremely inefficient use of investor, consumer and capital market resources. The curve in chart 1 above underscores the poor capacity utilization that occurs throughout the energy industry in North America.

Industry leaders have recognized that they can attack the very worst portions of their peak demand in a cost-effective manner due to the growth in system development and technology which can deliver demand response systems that can provide competitive, dispatchable, measurable and verifiable load control.

Just as Priceline/Travelocity/Orbitz have become natural load factor improvement/hedging instruments in the airline industry, negative energy/demand response is going to quickly become an integral part of the energy industry because the industry must address the challenges created by its ever growing peak demand and deteriorating load factor. Growing peak demand leads to a strain on capital investment in transmission, distribution and peaking plants that go unused 90% of the time resulting in extremely inefficient use of investor, consumer and capital market resources. Of course, the only way demand response will become a natural hedging instrument is for it to be competitive with supply in both the capacity and energy trade (see Capital Cost per KW Comparison Chart below). In addition, demand response must be fully available, dispatchable/controllable, automatic and measurable during the standard 5 X 16 hourly trading market – these requirements describe Electric City’s Virtual “Negawatt” Power system!

Utility Capacity Resources – Installed Cost Per KW Comparison

System Type	Cost Per Kw Installed
Nuclear	$3,500 to $5,000 range dependent upon old design or new modular design
Coal	$700 to $2,000 Range dependent upon simple coal or “clean coal” design
Natural Gas	$650 to $1,200 Range dependent upon location and simple to combined cycle
Wind	$1,100
Solar	$5,000 to $8,000 Most recent projects in the higher range
ELC VNPP	$350 to $800 Range on lower end as ELC adds AC to its Lighting control

Our VNPP Systems Begin to Take Shape as Electric City Becomes the Clear Leader in Demand Response System Development

While so much of our discussion is focused on the general trends in support of demand response, the fallout of the blackout and the resulting regulatory steps, it is important to point out how much we have accomplished in the past 18 months since August of 2003. Most important of which is our growing list of scalable customers and our initial utility agreements to develop what is now over 127 Megawatts of VNPP systems. No other public company has established itself as a developer of large-scale, demand response systems and no other public company can boast of having contracts to develop three systems for leading utilities in the U.S. As such, we are confident that we are well positioned to take advantage of laws and rules mandating the growth of demand response along with the growth of corresponding utility RFPs (Request for Proposals) to procure such capacity.

Our Company’s long term financial model is primarily made up of initial VNPP projects, projected VNPP projects and direct sales of EnergySavers. VNPP projects take several forms including Energy Resource for a utility, Capacity Resource for a utility and Market trade.

Utility Projects – Energy and Capacity Resource. This type of VNPP development is completely consistent with a typical Independent Power Producer (IPP) project developed for a specific utility and supported by a long-term power purchase agreement (PPA). Since the project is designed for a specific utility and supported by a bilateral PPA, the revenue and cash flow is generally very predictable and eminently financeable. With all of these projects, the annual revenue stream will include a “take or pay” component.

Market Based, Tradable VNPP. This type of VNPP development is most analogous to a typical merchant plant developed by IPPs, albeit Electric City’s VNPP is not exposed to any long-term fuel risk because a VNPP reduces demand in lieu of producing peak power. Electric City hopes to develop half of its 700-MW goal in the form of Tradable VNPPs because the cash flows generated from these systems are expected to more than double those of a utility VNPP. Higher returns are a result of the fact that the amortized cost to develop a VNPP system represents the lowest available cost in the energy marketplace (see the table above) and a VNPP has little to no operating cost. Development of Tradable VNPPs is subject to the adoption of open market trading rules currently proposed across most of the major ISOs (Independent System Operators) and state electric marketplaces. This rulemaking would allow demand response systems that meet very stringent measurement and dispatch requirements, to trade head to head against wholesale market power across the annual load curve. Once such rules are adopted, we will be able to rapidly aggregate customer load by focusing on its national customers already aggregated at the Company’s Utility VNPP systems.

Adding New Technology from MPG to Expand VNPP Load and Reduce its Cost. As I stated earlier, our acquisition of Maximum Performance Group brings us the eMac, an advanced C&I air conditioning control technology that allows for remote dispatch of demand response related to customer’s air conditioning systems targeted at the same Commercial and Industrial (C&I) market we currently work within. By adding MPG’s control, we believe we can more than double the available load at each customer site and significantly reduce the cost to develop a VNPP.

Low Installed Cost Per KW Results in Largest Favorable Spread Known in the Energy Marketplace. A Demand Response System installed at $450 to $800 per kW provides dispatchable, reliable demand response capacity in standard, tradable 5x16 blocks (5 days a week, 16 hours per day) with a base annual cost of approximately $32 per MWh (based on a structured financing and amortization over a ten-year period with limited Operating & Maintenance costs). At a Base Cost of $32 per MWh, freed capacity can then be traded into what are in the process of becoming open Independent System Marketplaces (ISOs) such as Ontario, PJM, New England, etc. at an average of $56 per MWh (averages estimated from 2003 publicly available data – see ISO information).

•	Therefore, industry observers estimate a simple annualized cash flow generated from a possible 300 MW Tradable VNPP/Demand Response system size could produce:

º	Revenue of $56 per MWh

■	$56/MWh · 4,160 hours · 300 MW = $70 million in annual revenue

º	Tradable spread of $24 per MWh or $99,840 per MW of curtailment per year

º	Applied to a 300 MW system

■	$24/MWh · 4,160 hours · 300 MW = $30 million per year

So, how does Electric City make money out of all of this? Well, we profit in two ways – through the provision of our EnergySaver/GlobalCommander equipment as we develop systems and through the sale of negative energy into open energy markets as those markets evolve and as we gain scale with our VNPP systems. We have set a goal to build up to 700 MWs of VNPP systems over the next handful of years. When we reflect on the huge scale of the energy marketplace in North America alone, we believe we can drive our growth to the 700 MW level.

Electric City Continues to Execute Our Plan to Lead the Development of Virtual “Negawatt” Power – And, the Industry is Now Moving With Us

Building a new idea in a traditional industry isn’t easy. Building a whole new sub-industry within an extremely conservative industry is even harder. However, we believe that is how we are going to produce superior returns to our shareholders as we lead the change of the power industry. We have come a long way since we announced our plan to lead the development of demand response in 2001. Since that time, we have established an extensive customer base, created the VNPP business model, brought in a host of strong, strategic investors and executed and began deployment of our first three utility systems. Along the way, we got a little bit of luck with the blackout in August of 2003. Finally, the industry and its regulators are concerned with rapidly growing peak demand!

We have grown our business methodically, proving out a new technology and a whole new business model in the VNPP. Mostly, we have pursued this strategic growth without a great deal of fanfare, one customer at a time and one utility at a time – ensuring we did things right, delivered a high quality service and continued to build a valuable reference base. In 2004, we believe the milestones we crossed led to something we have not experienced before, something that was a culmination of the work we conducted in prior years – general industry acceptance of our VNPP business model and general acceptance of the use of demand response as a utility resource.

In 2005, we must continue to add to our utility contract base, expand our customer reach, execute our initial utility systems and achieve general acceptance of the trading rules necessary to allow our development of “merchant systems” to achieve maximum, long-term cash flow. We also must continue our success in promoting state rules/laws mandating the growth of demand response as a key capacity resource. Given the base of success and acceptance we have created to date, we believe these strategic goals for 2005 can be accomplished.

Our plan is not simple, but we believe the opportunity is huge and well worth it. When one considers the growing demand for power and the rates paid throughout North America alone, our goal to develop 700 MWs over the next handful of years does not seem unreasonable. Assuming all of the trends we have discussed herein continue to move in the direction they have been moving in since August, 2003 and the latter part of 2004, we believe this plan can be met. At the heart of our plan, is to be the only public company solely focused on energy savings/power management technologies integrated into the development of independent negative power systems. The foundation for this vision is ground into our ever increasing customer base and our initial utility VNPP projects including our projects with ComEd in Chicago, Xcel Energy in Denver, Pacificorp in St. Lake City and our 300 MW system MOU with Enersource in Ontario, Canada. Taken together, we already have relationships to possibly develop approximately 350 MWs in the next handful of years. In 2005, we plan to add new utility VNPP projects.

Therefore, our 2005 plan can be summarized by 1) adding more utility deals while building toward 700 MWs, 2) execute on ComEd/Xcel/Pacificorp, 3) again, build up direct customer sales by focusing on pull-through selling to existing VNPP customers and 4) grow our revenue and continue to improve our operating performance. Electric City has accomplished a great deal and overcome many challenges while we have consistently built our plan, one step at a time, and we are committed to continuing this trend in 2005 and beyond.

On behalf of all of our employees, the board of directors and our management team, we sincerely thank you for your support of Electric City. Most importantly, thank you for investing in Electric City. We look forward to seeing you all at our meeting on the May 4th.

Sincerely,

/s/ John Mitola

John Mitola
Chief Executive Officer